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                                                                  Exhibit 23.1

                           [LETTERHEAD OF KPMG LLP]




                         Independent Auditors' Consent

The Board of Directors
Rome Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Rome Bancorp, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheet of Rome Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999 annual report on Form 10-KSB of Rome Bancorp, Inc.



/s/  KPMG LLP

Syracuse, New York
May 2, 2000